Exhibit 10.24

April 24, 2006

Mr. Paul Guez

Mr. Hubert Guez

Azteca Production International, Inc.

5804 E. Slauson Avenue

Commerce, CA 90048

Gentlemen:

Reference is made to that certain Promissory Note dated July 17, 2003 (the “Note”) issued by Innovo Azteca Apparel, Inc., a California corporation (“IAA”) in favor of Azteca Production International, Inc. (“Azteca”). Reference is also made to that certain Asset Purchase Agreement dated March 31, 2006, by and among Cygne Designs, Inc. (“Cygne”), IAA and Innovo Group, Inc., a Delaware corporation (“Innovo”), whereby Cygne has agreed to purchase certain assets and properties and assume certain liabilities (including outstanding obligations under the Note and certain obligations of IAA and Innovo under the Buyer Earn Out provision contained in Section 8.11 of that certain Asset Purchase Agreement dated July 17, 2003, by and among IAA, Innovo, Azteca, Sweet Sportswear, LLC, Hubert Guez and Paul Guez (the “Earnout”)), used by IAA in the operation of the private label portion of IAA’s business (the “Transaction”).

This letter sets forth our understanding regarding certain distributions to be made with respect to Cygne’s assumption of liabilities under the Note and the Earnout pursuant to the Transaction. Simultaneously with the closing of the Transaction, the Note will be converted into 2,000,000 shares of Cygne common stock (the “Shares”), which Shares shall have piggy-back registration rights on any future S-3 registration statements filed by Cygne. The Shares shall be issued as follows: 1,000,000 shares issued directly to Paul Guez and 1,000,000 shares issued directly to Hubert Guez; provided, that Paul Guez and Hubert Guez agree not to offer to sell, contract to sell, or otherwise sell, dispose of, loan, pledge or grant any rights with respect to any such Shares until the close of trading on April 23, 2007 (the “Lock-Up Period”); further provided, that 250,000 of the Shares issued to Paul Guez and 250,000 of the Shares issued to Hubert Guez shall be immediately be placed in an escrow account with each party’s designated escrow agent (the “Escrow Shares”) until expiration of the Lock-Up Period; and, further provided that in the event the Shares are traded on NASDAQ (or any other stock exchange, market or trading facility on which the Shares are traded) at an average price above $5.00 per Share during the one (1) month period immediately preceding the expiration of the Lock-Up Period, then each party shall instruct their respective escrow agent to return the Escrow Shares to Cygne as treasury stock. Any purported transfer of such Shares other than in accordance with this letter agreement shall be null and void.

Upon assumption of the Earnout by Cygne, the 2.5% Earnout derived from Cygne’s denim sales to American Eagle Outfitters, Inc. will be divided equally between Paul Guez and Hubert Guez (i.e., 1.25% shall be distributed to Paul Guez and 1.25% shall be distributed to Hubert Guez). Each such Earnout payment shall be made on a quarterly basis and shall be accompanied by a report detailing the Earnout calculations.

If the foregoing meets with your approval, please sign in the space below and deliver an executed copy of this letter to us.

CYGNE DESIGNS, INC.

By:	/s/ Bernard Manuel
Bernard Manuel, President

Acknowledged and agreed to as of

the date first set forth above.

AZTECA PRODUCTION INTERNATIONAL, INC.

By:	/s/ Hubert Guez
Hubert Guez, President

/s/ Hubert Guez
Hubert Guez

/s/ Paul Guez
Paul Guez

SWEET SPORTSWEAR, LLC

By:	/s/ Hubert Guez
Hubert Guez, Manager

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